Exhibit 10.39

SEMTECH CORPORATION

EXECUTIVE STOCK OWNERSHIP GUIDELINES

Consistent with an emphasis on higher standards of corporate governance, the Compensation Committee of the Board of Directors (the “Committee”) of Semtech Corporation, a Delaware corporation (the “Company”), believes that the investment community values stock ownership by officers and that, by holding an equity position in the Company, officers demonstrate their commitment to and belief in the long-term profitability of the Company. Accordingly, the Committee believes that ownership of Company stock by officers should be encouraged.

Covered Individuals

These Executive Stock Ownership Guidelines (these “Guidelines”) apply to the Company’s officers who are subject to Section 16 of the Securities Exchange Act of 1934 (each, an “Executive Officer”).

Target Ownership

Each Executive Officer should seek to acquire and maintain a level of ownership of Company common stock that has a fair market value equal to one times the executive’s annualized base salary level. Each Executive Officer should work toward achieving this level of ownership with the objective of meeting the Guidelines within five years of becoming subject to these Guidelines. Once an Executive Officer has achieved the target level of stock ownership, the Executive Officer should maintain at least that level of ownership for the duration of his or her tenure with the Company.

Implementation

For purposes of determining whether the above ownership target is satisfied, the following sources of stock ownership will be included:

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shares of Company common stock purchased by the Executive Officer on the open market or acquired and held upon exercise of stock options and/or after the vesting of any Company restricted stock or similar awards;

•	shares of Company common stock owned directly by the spouse or minor children of the Executive Officer, if the spouse or minor children reside with the Executive Officer;

•	restricted shares of Company common stock granted to the Executive Officer by the Company, whether or not vested;

•	stock units granted by the Company, whether or not vested and whether or not payable in stock or cash of equivalent value; and

•	shares of Company common stock held in a trust established for estate and/or tax planning purposes that is revocable by the Executive Officer and/or the spouse of the Executive Officer.

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For purposes of determining whether the ownership target is satisfied, shares underlying any unexercised outstanding option, whether or not vested, will not be included.

Other Important Information

Executive Officers are also subject to applicable federal and state laws and Company policy restricting trading on material non-public or “inside” information. These laws and rules may also limit the ability of an Executive Officer to buy or sell shares from time to time. Affiliates of the Company may also be subject to reporting obligations and potential matching liability under Section 16 of the Securities Exchange Act of 1934. Any resales of Company shares by an affiliate must typically be made in accordance with the volume, manner of sale, notice and other requirements of SEC Rule 144. Compliance with these Guidelines is in addition to, not in lieu of, compliance with any other applicable laws or Company policies.

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